Exhibit 10.1

July 15, 2011

Mr. Robert P. Kerley

38 Intracoastal Drive

Madison, AL 35735

Dear Robert,

This is to confirm the offer from the Board of Directors to appoint you as the interim principal financial officer of Walter Energy, Inc. (the “Company”). This role, in effect as of 1 July 2011, will report directly to the Chief Executive Officer of the Company and shall end on the date that a new principal financial officer is appointed. You agree that your interim role with the Company shall end effective on the same day as such appointment.

Your current terms and conditions of employment shall remain unchanged with the exception of a Special Recognition Award (“Award”) in the amount of $7,500 for each month, or portion of a month, that you are acting in this interim capacity. The Award will be paid monthly in arrears on the last pay day of each month for the duration of this appointment.

To the extent permitted by applicable law, any Award that may become payable to you hereunder shall not be taken into account in computing your base salary or other compensation for purposes of determining any benefits or compensation payable to you or your beneficiaries or estate under (i) any pension, retirement, life insurance or other benefit arrangement of the Company or any of its subsidiaries, or (ii) any other agreement between you and the Company or any of its subsidiaries.

The Company or any of its subsidiaries, as applicable, shall be authorized to withhold from the payment of any Award that may become payable hereunder, the amount of any applicable federal, state and local taxes, and other deductions, as may be required to be withheld pursuant to any applicable law or regulation.

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If you are in agreement with this appointment, please sign below and return to Mr. Graham Foyle-Twining via fax (205.776.7917) or pdf copy via email (graham.foyle-twining@walterenergy.com) at your earliest convenience.

Yours truly,

/s/ Keith Calder	15/07/2011
Keith Calder	Date
Chief Executive Officer
Walter Energy, Inc.

/s/ Robert P. Kerley	7-27-11
Robert P. Kerley	Date

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